Exhibit 99-b
CONSENT OF
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
Board of Directors
Andrew Corporation
3 Westbrook Corporate Center, Suite 900
Westchester, IL 60154
     We hereby consent to the use of our opinion letter dated May 30, 2006 to the Board of Directors of Andrew Corporation (“Andrew”) included as Annex C to the joint proxy statement/prospectus which forms a part of the Registration Statement of ADC Telecommunications, Inc. (“ADC”) on Form S-4 relating to the proposed merger of Andrew with a subsidiary of ADC, and to the references to such opinion in such joint proxy statement/prospectus under the caption “Andrew Proposal No. 1 and ADC Proposal No. 1—The Merger and the ADC ANDREW Share Issuance— Opinion of Andrew’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH
            INCORPORATED

By:	/s/ Kevin C. Brunner
Name: Kevin C. Brunner
Title: Director

New York, NY
June 28, 2006